Exhibit 10.12
First Amendment to Employment Agreement
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of March 16, 2007, by and between Study Island LLC (the “Company”) and Timothy McEwen (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties” and individually as a “Party.”
     WHEREAS, the Parties have entered into that certain Employment Agreement dated January 28, 2007 (the “Employment Agreement”), whereby the Company engaged the services of the Executive, and the Executive confirmed his desire to be employed by the Company; and
     WHEREAS, the Parties desire to amend the Employment Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, the Parties agree as follows:
     1. Unless otherwise defined in this Amendment, all capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.
     2. Section 7.4 of the Employment Agreement shall be deleted in its entirety and shall be replaced with the following:
“Payment Schedule: All payments of base salary under this Section 7 (including wages for services performed prior to the Termination Date) shall be paid in accordance with the Company’s normal payroll practices and any bonus amounts due under this Section 7 shall be paid promptly following the Company’s receipt of its audited financial statements for the year during which the Termination Date occurs, or in no event later than June 30 of the calendar year following the year in which the bonus was earned.”
     3. All references in the Employment Agreement to “this Employment Agreement” and any other references of similar import shall hereafter refer to the Employment Agreement as amended by this Amendment.
     4. This Amendment may be executed in any number of counterparts (including facsimile counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument.
     5. Except as set forth in this First Amendment, the terms and provisions of the Employment Agreement (a) are hereby ratified and confirmed, and (b) shall be and remain in full force and effect.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Employment Agreement as of the date first above written.

EXECUTIVE:

/s/ Timothy McEwen

Timothy McEwen

STUDY ISLAND, LLC

By:	/s/ David Phillips

Name:	David Phillips
Title:	Vice President

COMPENSATION DEFERRAL AGREEMENT
THIS AGREEMENT by and between Timothy McEwen (“Participant”) and Study Island LLC, a Delaware limited liability company (“Company”) sets forth the terms and conditions pursuant to which the base compensation amounts otherwise payable to Participant during 2007 will be deferred and subsequently paid to Participant.
I.	Election to Defer Compensation
A.	Base Compensation.

Participant hereby elects to defer the receipt of: 100% percent of the regular periodic base compensation for services rendered to the Company or any affiliate that Participant would otherwise receive, after taking into account (1) any portion of such base compensation Participant defers under the Company’s 401(k) plan, (2) any portion of such base compensation the Participant contributes to medical coverage and (3) payment of all applicable taxes that would be owed if the payment had not been deferred, during the period beginning March 12, 2007 and ending December 31, 2007.

B.	Revocation of Election.

The elections made pursuant to Sections I.A. and B. above are irrevocable.
II.	Maintenance of Deferred Compensation Account.

The Company will maintain an account (“Account”) to reflect the amount of base compensation that has been deferred by Participant. No assets will be set aside with respect to Participant; rather, the Account will represent an unfunded and unsecured promised to pay the amounts credited to the Account to Participant in accordance with the terms of this agreement. Nothing in this agreement may be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind, nor may it be construed to eliminate any priority or preferred position of Participant in a bankruptcy matter with respect to claims for wages.

III.	Credits to Participant’s Account.

The amounts of base compensation deferred under this agreement will be credited to Participant’ s Account on the date the amounts otherwise would have been payable to him.

IV.	Payment of Deferred Compensation
A.	The Participant’s Account shall be paid to him as follows (choose one and complete the applicable blanks):
                         100% in a single lump sum payment.
                         ___% in periodic annual payments over ___ 5 ___ 10 ___ 15 years
                (check one).
B.	The date of the single lump sum payment and/or commencement of the periodic payments (the “Starting Date”) shall be:

January 11, 2008 (the Starting Date may be no earlier than 1/1/2008). Month/Day/Year

C.	Notwithstanding the foregoing, if Participant’ s employment is terminated by reason of death or disability, before the distribution of any portion of his Account has begun, the Company shall, within ninety (90) days of the date of such termination, commence distribution of the Account to the Participant (in the event of disability) or to the beneficiary or beneficiaries (in the event of death) selected by the Participant in the form selected in Section IV. A. above. If Participant’s employment is terminated by reason of death or disability after distribution of his or her Account has begun, the Company will continue to make distributions to the Participant or the Participant’s beneficiary or beneficiaries in the manner in which distributions commenced.
V.	Beneficiaries

The amount payable in accordance with Part IV above in the case of Participant’s death will be paid to Participant’s estate unless one or more beneficiaries both are designated below and survive Participant:

Beneficiary (Name)	Address	Share (%)
Mae Charlene Rowe McEwen	7109 Barefoot Cove, Austin, TX 78730	100%

VI.	Miscellaneous.
A.	Except for naming a beneficiary(ies), whether by designation above, by will, or by laws of descent and distribution, the right to receive payments of amounts credited to Participant’s Account in accordance with this agreement is not transferable or assignable by Participant; any other attempted assignment or alienation of payments hereunder will be void and of no force or effect.

B.	The Company has the full and exclusive authority to construe, interpret and administer this agreement, and the Company’ s construction and interpretation thereof will be binding and conclusive on the Company and Participant for all purposes.

C.	Nothing in this agreement is to be construed as conferring upon Participant the right to remain in the employment of the Company or any affiliate as an executive or in any other capacity.

D.	It is intended that the deferral of payment of any amount under this agreement will not affect in any way Participant’s rights under the Employment Agreement by and between Participant and the Company dated January 28, 2007.

E.	This agreement will be interpreted under the laws of the state of Delaware.

F.	The Company reserves the right at any time, or from time to time, to amend, terminate or modify this agreement.

G.	This agreement is binding upon the Company and any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE:

/s/ Timothy McEwen

STUDY ISLAND, LLC

By:	/s/ David Phillips

Name:	David Phillips
Title:	Vice President